Exhibit 99.1

Moleculin Expands Global IP Portfolio with New Australian Patent for Annamycin

HOUSTON, October 29, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viral infections, today announced that the Australian Patent Office (IP Australia) has granted Patent No. 2024203598 titled, “PREPARATION OF PRELIPOSOMAL ANNAMYCIN LYOPHILIZATE,” with claims covering certain preliposomal Annamycin lyophilizates with improved stability and high purity, with a base patent term currently extending until June 2040, subject to extension to account for time required to fulfill requirements for regulatory approval. This patent further expands the Company's intellectual property portfolio globally.

Walter Klemp, Chairman and CEO of Moleculin, commented, “As we continue our mission to provide patients with Annamycin, a potentially transformative therapeutic candidate for hard-to-treat tumors, we remain focused on building our global patent protection to strengthen our competitive moat in oncology and bolster our position as a leader in the space. I am proud of our team’s diligent work in securing patent protection across key markets, and adding this Australian patent to our growing global IP portfolio underscores our commitment and belief in the potential of Annamycin. We remain encouraged by the data demonstrated by Annamycin to date and look forward to its continued advancement.”

Moleculin’s novel drug candidate is being positioned to become the first ever non-cardiotoxic anthracycline to be approved and is currently being developed for the treatment of acute myeloid leukemia (AML) and soft tissue sarcoma lung metastases (STS lung mets). Additional preclinical studies performed at a world-renowned cancer center indicate Annamycin may be a potential treatment for many other types of cancers. The new chemical entity uses a unique lipid-based delivery technology and has shown the potential to be used in a wide range of cancers. In addition to the newly granted Australian patent, this patent family relating to the preparation of preliposomal Annamycin includes an expected Canadian patent and previously issued U.S. and allowed European patents. Moleculin also has additional patent applications related to Annamycin pending in the U.S., Europe and in major jurisdictions worldwide.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory AML, in addition to Orphan Drug Designation for the treatment of STS lung mets. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory AML from the EMA.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com